UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 6, 2009 ( December 31, 2008)
LAZY DAYS’ R.V. CENTER, INC. (Exact Name of Registrant as Specified in its Charter)
Florida (State or other jurisdiction of incorporation)	333-114210 (Commission File Number)	59-1764794 (IRS Employer Identification No.)
6130 Lazy Days Boulevard Seffner, Florida 33584-2968 (Address of Principal Executive Offices, including Zip Code)
(800) 626-7800 (Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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[]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 31, 2008, Lazy Days’ R.V. Center, Inc. (the “Company”) entered into Amendment No. 5 to the Third Amended and Restated Credit Agreement (the “Agreement”), originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, amended and restated as of  February 22, 2007, amended January 14, 2008, as amended April 14, 2008, as amended August 30, 2008, and as amended September 1, 2008 by and among the Company, Bank of America, N.A., as Administrative Agent and as Collateral Agent and the Lenders thereto.

The Agreement modifies the margins incorporated into the definitions “Adjusted LIBOR Rate” (and incorporates step downs in the margins based on the “Current Ratio” test) and “Adjusted Prime Rate” and amends the definitions of “Current Liabilities” and “LIBOR Rate”.  The Agreement also modifies Schedule A to the Credit Agreement with respect to the aggregate maximum Floor Plan Commitment with each Lender.  The Agreement also limits the Company’s ability to make certain cash outlays of capital expenditures and payments of bonuses or increases of salary for certain management.  The aggregate maximum Floor Plan Commitment through March 31, 2009, will be $90,000,000, and the aggregate maximum Floor Plan Commitment thereafter will be $80,000,000 through the Termination Date. In addition, the Agreement amended related definitions and contained immaterial modifications to various other provisions of the Original Credit Agreement.

This summary is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.47 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

Exhibit No.                       Description

10.47
Amendment No. 5 to the Third Amended and Restated Credit Agreement dated as of December 31, 2008 (the “Agreement”), originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, amended and restated as of February 22, 2007, amended January 14, 2008, amended April 14, 2008, amended August 30, 2008 and as amended September 1, 2008 by and among the Company, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the Lenders thereto.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 6, 2009

LAZY DAYS’ R.V. CENTER, INC.

By:          s/ Randall Lay
                Name: Randall Lay
        Title:   Chief Financial Officer